----------                      UNITED STATES SECURITIES AND EXCHANGE COMMISSION           -------------------------------
  FORM 4                                    WASHINGTON, DC 20549                                     OMB APPROVAL
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                                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP               OMB NUMBER:          3235-0287
[ ] Check this box if no                                                                    EXPIRES:     December 31, 2001
    longer subject to           Filed pursuant to Section 16(a) of the Securities           ESTIMATED AVERAGE BURDEN
    Section 16. Form 4             Exchange Act of 1934, Section 17(a) of the               HOURS PER RESPONSE.........0.5
    or Form 5 obligations          Public Utility Holding Company Act of 1935              --------------------------------
    may continue. See                        or Section 30(f) of the
    Instruction 1(b).                     Investment Company Act of 1940

(Print or Type Responses)

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
                                                                                                to Issuer (Check all applicable)
PASQUALE          DOUGLAS             M.        ARV ASSISTED LIVING, INC. (SRS)                  X  Director         10% Owner
---------------------------------------------  ----------------------------------------------   ---               ---
  (Last)          (First)          (Middle)    3. IRS Identification      4. Statement for       X  Officer           Other
                                                  Number of Reporting        Month/Year         --- (give title   --- (Specify title
245 FISCHER AVENUE, SUITE D-1                     Person, if an entity                               below)            below)
---------------------------------------------     (Voluntary)             -------------------
                 (Street)                                                 5. If Amendment,             CHIEF EXECUTIVE OFFICER
                                               -----------------------          Date of             --------------------------------
COSTA MESA           CA              92626                                     Original      7. Individual or Joint/Group Filing
---------------------------------------------                                 (Month/Year)      (Check Applicable Line)
  (City)           (State)           (Zip)                                   DECEMBER, 2000      X   Form filed by one Reporting
                                                                          ------------------    ---  Person
                                                                                                     Form filed by more than
                                                                                                ---  one Reporting Person

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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security         2. Trans-   3. Trans-    4. Securities Acquired (A)  5.  Amount of        6. Ownership  7. Nature of
    (Instr. 3)                   action      action       or Disposed of (D)           Securities          Form:         Indirect
                                 Date        Code         (Instr. 3, 4 and 5)          Beneficially        Direct (D)    Beneficial
                                             (Instr. 8)                                Owned at            or            Ownership
                               (Month/    ------------- -------------------------      End of Month        Indirect (I)  (Instr. 4)
                                Day/                             (A) or                (Instr. 3 and 4)    (Instr. 4)
                                Year)     Code     V    Amount     (D)     Price
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COMMON STOCK                 12/04/00       P           2,700       A      $.4375        87,000                 D
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COMMON STOCK                 12/05/00       P           2,300       A      $.4375        87,000                 D
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COMMON STOCK                 12/28/00       P           5,000       A      $.50          87,000                 D
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COMMON STOCK                                                                             10,500                 I          BY IRA
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).                                    SEC 1474 (3-99)



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative   2. Conver-   3. Trans-   4. Transaction  5. Number of      6. Date Exer-     7. Title and     8. Price of
   Security                 sion or      action      Code            Derivative        cisable and       Amount of        Derivative
   (Instr. 3)               Exercise     Date        (Instr. 8)      Securities        Expiration        Underlying       Security
                            Price of     (Month/                     Acquired (A)      Date              Securities       (Instr. 5)
                            Derivative   Day/                        or Disposed of    (Month/Day/       (Instr.
                            Security     Year)                       (D) (Instr. 3,     Year)             3 and 4)
                                                                      4, and 5)     ----------------  -----------------
                                                                                    Date     Expira-          Amount or
                                                  --------------  ----------------  Exer-    tion             Number of
                                                    Code    V       (A)      (D)    cisable  Date      Title  Shares
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EMPLOYEE STOCK OPTION                                                                                  COMMON
RIGHT TO BUY                             12/27/00    A                              (1)      12/26/10  STOCK   300,000      0.50
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1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)
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EMPLOYEE STOCK OPTION
RIGHT TO BUY                     1,050,000                  D
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Explanation of Responses:

(1) THE OPTION VESTS IN THREE EQUAL INSTALLMENTS OVER A THREE YEAR PERIOD BEGINNING ON THE FIRST DAY OF THE QUARTER IMMEDIATELY
FOLLOWING THE COMPANY ACHIEVING A POSITIVE CASH FLOW AND PROFITABILITY FOR TWO CONSECUTIVE QUARTERS AND THE SECOND AND THIRD
INSTALLMENTS WILL VEST ON THE FIRST AND SECOND ANNIVERSARIES OF SUCH DATE, RESPECTIVELY, PROVIDED THAT IN NO CASE WILL VESTING BEGIN
LATER THAN DECEMBER 27, 2005.

**Intentional misstatements or omissions of facts constitute Federal Criminal        /s/  DOUGLAS M. PASQUALE      MAY 16, 2001
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                              --------------------------  ----------------
                                                                                           **Signature of             Date
                                                                                          Reporting Person
Note: File three copies of this Form, one of which must be manually signed.               DOUGLAS M. PASQUALE                 Page 2
      If space is insufficient, see Instruction 6 for procedure.                                                     SEC 1474 (3-99)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.
